USA Truck Announces Improved First Quarter Results

VAN BUREN, ARKANSAS    April 21, 2011

USA Truck, Inc. (NASDAQ: USAK) today announced base revenue of $99.7 million for the quarter ended March 31, 2011, an increase of 11.7% from $89.2 million for the same quarter of 2010.  We incurred a net loss of $2.7 million ($0.26 per share) for the quarter ended March 31, 2011, compared to a net loss of $3.0 million ($0.29 per share) for the same quarter of 2010.

As part of our ongoing effort and commitment to providing the investing public transparency into our operations through our disclosures, this press release is the first in which we discuss individual results from our three operating segments: Trucking (which consists of our General Freight and Dedicated Freight service offerings), Strategic Capacity Solutions (“SCS”) (which consists entirely of our freight brokerage service offering) and Intermodal (which consists of our rail intermodal services).  Segment revenue, operating income and key statistics are also included in the tables below.

In comparing the financial results of the quarter ended March 31, 2011 to the comparable period of 2010, Cliff Beckham, President and CEO, made the following statement:

“While we made substantial strategic progress during the quarter, our advances were almost entirely offset by exogenous factors.  We posted healthy revenue growth, particularly in our SCS and Intermodal service offerings, and we improved our earnings per share through continued execution of our VEVA (Vision for Economic Value Added) strategic plan.  However, rising fuel prices, unusually harsh winter weather, increased government regulation and a tightening market for drivers combined to significantly and adversely impact our results.

In our Trucking segment:

“Our Spider Web lane density improved considerably year-over-year (to 48.7% of our loads from 38.1% for the comparable quarter of 2010).  Because Spider Web network freight yielded $0.24 more per loaded mile than our legacy network freight, we experienced an overall year-over-year rate improvement of over $0.10 per mile.  That rate improvement translated into a $0.35 per share improvement in our earnings.

“Fuel prices steadily increased throughout the quarter, rising 30.0% above last year’s average first quarter price and easily outpacing our ability to offset the additional cost through our fuel surcharge revenues.  Fuel surcharges typically lag market prices by a week, which means this week’s fuel surcharge revenue is based on last week’s lower price while we are actually paying this week’s higher price at the pump.  We also consumed more fuel than usual during the January and February winter storms due to increased engine idling necessitated by stranded trucks and the need to protect our drivers from dangerously frigid exterior temperatures.  The result was a $2.3 million increase in fuel cost net of fuel surcharge recoveries, equivalent to approximately $0.14 per share.

“Costs to maintain our fleets of tractors and trailers grew by $1.3 million ($0.08 per share) as layers of recent government regulations took their toll (even as we drove down the average age of the fleets).  Maintenance requirements for the Department of Transportation’s Compliance, Safety, Accountability (“CSA”) program, new engine emissions requirements mandated by the Environmental Protection Agency and various rules imposed by California’s Air Resources Board all drove our costs higher during the quarter as did the harsh winter weather.

“Weather also interrupted the flow of new drivers through our orientation process during February.  This interruption coincided with qualified drivers becoming increasingly difficult to recruit as CSA has increased demand for highly qualified drivers and simultaneously decreased the overall supply of drivers.  Despite a decline in our driver turnover rate, 8.4% of our fleet was unmanned during the quarter (compared to 5.1% a year ago and our goal of 3.0%).  In fact, we ended the quarter with over 10% of our trucks unmanned.  We will not lower our hiring standards to man our trucks because the cost of doing so is much higher in the long-term than the short-term costs associated with elevated recruiting expense and reduced tractor utilization (which combined during the quarter to reduce earnings by more than $0.10 per share).

“We have efforts underway to address these challenges to the extent possible, and expect to make progress in all of them during the second quarter as we capitalize on the winter freight bid season to continue building Spider Web lane density with select customers.

In our SCS segment:

“We grew base revenue by 86.3% while simultaneously expanding our gross margin.  Our SCS team members exhibited superb execution during the quarter, collaborating with our Trucking segment to provide innovative solutions to our customers’ transportation needs.  We plan to open two new SCS branch offices during the second quarter, bringing our total to ten, as well as opening additional branches later in 2011.

In our Intermodal segment:

“We made an investment in the future of our business model last summer when we decided to enter into an exclusive-use agreement for a meaningful number of intermodal containers.  Prior to that decision, practically all of our intermodal revenue was derived from trailer-on-flat-car service (“TOFC”).  However, because TOFC represents a small and shrinking share of the intermodal market, it became strategically necessary for us to build a container-on-flat-car service offering using our own privately-controlled assets in order to provide a service model relevant to our customers.

“We took possession of many of our containers last fall, too late to secure adequate freight volume for them prior to the first quarter seasonal lull in intermodal shipments.  The result was insufficient load volume and pricing to offset the additional fixed costs associated with the new containers, thus widening our Intermodal operating loss during the first quarter despite the increase in revenue.  During the second quarter, we are working to add volume with key customers, improve lane-specific pricing, build density in key lanes and add drayage operations in metropolitan areas to improve margin.

“While our first quarter results are disappointing, our underlying strategic progress has been meaningful.  In addition to narrowing our net loss during the quarter, we also improved operating cash flow, free cash flow (cash flow from operations less net cash used in investing activities) (which increased approximately $9.7 million) and the overall health of our balance sheet (44.2% total debt, less cash, to total capitalization ratio compared to 45.8% at March 31, 2010).  We believe freight and capacity dynamics in the marketplace are favorable for additional pricing gains in the second quarter, which we expect will benefit all three of our business segments as we press forward with the VEVA strategic plan.”

The following table summarizes the results of operations information of USA Truck, Inc. (“Company”) for the three-month periods indicated:

	(in thousands, except per share data)
	Three Months Ended
	March 31,
	2011	2010
	(unaudited)
Revenue:
Trucking revenue	$82,874	$80,690
Strategic Capacity Solutions revenue	11,568	6,210
Intermodal revenue	5,208	2,326
Base revenue	99,650	89,226
Fuel surcharge revenue	24,392	16,408
Total revenue	124,042	105,634

Operating expenses and costs:
Fuel and fuel taxes	34,727	28,395
Salaries, wages and employee benefits	33,100	33,227
Purchased transportation	25,379	15,605
Depreciation and amortization	12,614	12,499
Operations and maintenance	9,877	7,664
Insurance and claims	5,864	6,070
Operating taxes and licenses	1,398	1,393
Communications and utilities	985	946
Gain on disposal of assets, net	(915)	(7)
Other	4,195	3,340
Total operating expenses and costs	127,224	109,132
Operating loss	(3,182)	(3,498)
Other expenses (income):
Interest expense	743	769
Other, net	(11)	51
Total other expenses, net	732	820
Loss before income taxes	(3,914)	(4,318)
Income tax benefit	(1,198)	(1,322)
Net loss	$(2,716)	$(2,996)

Per share information:
Average shares outstanding (Basic)	10,298	10,277
Basic loss per share	$(0.26)	$(0.29)

Average shares outstanding (Diluted)	10,298	10,277
Diluted loss per share	$(0.26)	$(0.29)

The following table includes key operating results and statistics for our three operating segments.

	Three Months Ended
	March 31,
	2011	2010
	(unaudited)
Trucking:
Operating loss (in thousands) (1)	$(4,117)	$(3,760)
Operating ratio (2)	105.0%	104.7%
Total miles (in thousands) (3)	58,662	61,481
Empty mile factor	10.0%	10.2%
Weighted average number of tractors (4)	2,342	2,344
Average miles per tractor per period	25,048	26,229
Average miles per tractor per week	1,948	2,040
Average miles per trip	556	576
Base Trucking revenue per tractor per week	$2,752	$2,677
Number of tractors at end of period (4)	2,338	2,349
Strategic Capacity Solutions:
Operating income (in thousands) (1)	$1,333	$321
Gross margin (5)	15.6%	13.0%
Intermodal:
Operating loss (in thousands) (1)	$(398)	$(59)
Gross margin (5)	6.0%	3.6%

(1)           Operating (loss) income is calculated by deducting total operating expenses from total revenues.
(2)   Operating ratio is calculated by dividing total operating expenses, net of fuel surcharge, by base revenue.
(3)           Total miles include both loaded and empty miles.
(4)   Tractors include Company-operated tractors in service plus tractors operated by independent contractors.
(5)   Gross margin is calculated by dividing total base revenue, less purchased transportation expense, less fuel surcharge revenue by total base revenue.  This calculation includes intercompany revenues and expenses.

The following table reflects the condensed financial position of the Company as of the dates indicated:

	(in thousands)
	March 31,	December 31,
	2011	2010
Assets
Current assets:
Cash	$2,643	$2,726
Receivables, net	56,940	47,983
Inventories	2,295	2,080
Prepaid expenses and other current assets	15,098	12,885
Total current assets	76,976	65,674

Property and equipment, at cost	430,272	423,115
Accumulated depreciation and amortization	(163,642)	(163,867)
Property and equipment, net	266,630	259,248
Note receivable	2,043	2,048
Other assets	431	415
Total assets	$346,080	$327,385

Liabilities and Stockholders’ equity
Current liabilities:
Bank drafts payable	$4,218	$4,233
Trade accounts payable	24,458	16,691
Current portion of insurance and claims accruals	5,330	4,725
Accrued expenses	10,708	8,401
Note payable	675	1,009
Current maturities of long-term debt and capital leases	27,318	18,766
Deferred income taxes	1,725	1,094
Total current liabilities	74,432	54,919

Deferred gain	617	618
Long-term debt and capital leases, less current maturities	83,591	79,750
Deferred income taxes	48,897	50,782
Insurance and claims accruals, less current portion	3,519	3,608
Total stockholders’ equity	135,024	137,708
Total liabilities and stockholders’ equity	$346,080	$327,385

Selected other financial information:
	(in thousands)
	Three Months Ended March 31,
	2011	2010
Net cash provided by operating activities	$4,717	$4,588
Capital expenditures, net	16,834	17,923

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “goals,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “future,” and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General Freight and Dedicated Freight service offerings.  We transport commodities throughout the continental United States and into and out of portions of Canada.  We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas.  Our Strategic Capacity Solutions and Intermodal operating segments provide customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release and related information will be available to interested parties at our web site, http://www.usa-truck.com under the “News Releases” tab of the “Investors” menu.

-- --

Contact: CLIFF BECKHAM, President and Chief Executive Officer – (479) 471-2633 or DARRON MING, Vice President, Finance and Chief Financial Officer – (479) 471-2672